Exhibit 99.1

PRESS RELEASE Comcast Corporation One Comcast Center Philadelphia, PA 19103 www.comcastcorporation.com

David Novak to Chair Comcast’s “SpinCo”

Seasoned executive and public company director to bring significant expertise in strategy, brand development and capital markets to the future publicly traded company board

NEW YORK – March 19, 2025 – Comcast Corporation (Nasdaq: CMCSA) today announced that David Novak will become Chairman of the Board of Directors of “SpinCo,” the company’s planned spin-off of select media brands and digital businesses.  Mr. Novak previously served as the Co-Founder, Chairman and CEO of YUM! Brands, Inc. and will bring nearly 40 years of experience leading and growing well-known consumer brands to the new company’s board.

SpinCo will be a leading independent publicly traded media company comprised of well-known brands, including USA Network, CNBC, MSNBC, Oxygen, E!, SYFY and Golf Channel, along with complementary digital assets Fandango, Rotten Tomatoes, GolfNow and SportsEngine.

“As Comcast separates this business, we’re excited that SpinCo will have the talent and success of David Novak as its new Chairman,” said Brian L. Roberts, Chairman and CEO, Comcast Corporation.  “With David’s track record of driving growth and value creation at public companies, he is the ideal person to assemble and lead a world-class board.  David has been an invaluable member of Comcast’s board and widely recognized as a top CEO – I’m confident that he will work with Mark Lazarus to give the new company a distinct advantage from day one.”

“David is highly regarded as a strategic leader with a unique skillset and decades of experience overseeing portfolios of brands and executing the successful spin-off of Yum! Brands from PepsiCo,” said Mark Lazarus, prospective Chief Executive Officer, SpinCo.  “We look forward to working closely with David as we develop SpinCo’s long-term strategy to maximize the value and potential of our iconic media assets.”

Mr. Novak is the Founder and CEO of David Novak Leadership, a digital leadership development platform which teaches vital skills to transform people into better leaders. As CEO of YUM! Brands, Inc. – one of the world’s largest restaurant companies – from 2000 to 2014, he helped grow the company into a global powerhouse of leading brands with a renowned culture across its franchises.

“It’s an honor to be appointed Chair of SpinCo’s board during this dynamic time in the media industry,” said Mr. Novak.  “This is a unique opportunity to build around SpinCo’s incredible portfolio of assets alongside some of the top talent in this ever-evolving industry.  I look forward to working closely with Mark and the rest of the leadership team to create the leading independent, modern media company.”

In addition to his current position on Comcast’s Board of Directors, Mr. Novak sits on the Board of the Lift-a-Life Novak Family Foundation. He previously served as Chairman of the YUM! Brands Board from 2001 to 2014, Executive Chairman of the YUM! Brands Board from 2015 to 2016 and a Director on the JPMorgan Chase Board from 2001-2012. Mr. Novak has contributed to or spearheaded a number of philanthropic endeavors throughout his career, including Lead4Change, The Novak Leadership Institute at the University of Missouri and the Wendy Novak Diabetes Institute, and is the author of several books dedicated to developing leaders at every stage of life as well as the host of the popular How Leaders Lead Podcast.

Mr. Novak has received multiple accolades for his CEO leadership, including being named “2012 CEO of the Year” by Chief Executive magazine, one of the world’s “30 Best CEOs” by Barron’s, one of the “Top People in Business” by Fortune Magazine, and one of the “100 Best-Performing CEOs in the World” by Harvard Business Review.  He received the Horatio Alger Award for his commitment to philanthropy and higher education, and the 2012 United Nation’s World Food Program Leadership Award for Yum! Brands World Hunger Relief.

Upon completion of the spin-off from Comcast, SpinCo will be an industry-leading news, sports and entertainment business with a defined strategic growth strategy, dedicated management team and stable of marquee brands that will reach over 65 million U.S. households.  The company will be ideally positioned to provide a diverse and differentiated content offering with live news, sports and entertainment at the centerpiece of its brand-based growth strategy.  The assets making up SpinCo generate approximately $7 billion in revenue annually and the company will be focused on growing its beloved brands, building audience and expanding monetization.

Mr. Novak will formally assume the role upon completion of the spin-off, at which time he will vacate his current position on Comcast’s Board of Directors, which he has held since December 2016.

About SpinCo

SpinCo will be a leading independent publicly traded media company comprised of most of NBCUniversal’s cable television networks, including USA Network, CNBC, MSNBC, Oxygen, E!, SYFY and Golf Channel along with complementary digital assets Fandango, Rotten Tomatoes, GolfNow, GolfPass, and SportsEngine. The well-capitalized company will have significant scale as a pure-play set of assets anchored by leading news, sports and entertainment content. The spin-off is expected to be completed during 2025.

About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company. From the connectivity and platforms we provide, to the content and experiences we create, our businesses reach hundreds of millions of customers, viewers, and guests worldwide. We deliver world-class broadband, wireless, and video through Xfinity, Comcast Business, and Sky; produce, distribute, and stream leading entertainment, sports, and news through brands including NBC, Telemundo, Universal, Peacock, and Sky; and bring incredible theme parks and attractions to life through Universal Destinations & Experiences. Visit www.comcastcorporation.com for more information.

Caution Concerning Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements. In evaluating these statements, readers should consider various factors, including the risks and uncertainties described in the “Risk Factors” sections of Comcast’s most recent Annual Report on Form 10-K, its most recent Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission (SEC). Factors that could cause actual results to differ materially from these forward-looking statements include changes in and/or risks associated with: the competitive environment; consumer behavior; the advertising market; consumer acceptance of the content; programming costs; key distribution and/or licensing agreements; use and protection of intellectual property; reliance on third-party hardware, software and operational support; keeping pace with technological developments; cyber attacks, security breaches or technology disruptions; weak economic conditions; acquisitions and strategic initiatives; operating businesses internationally; natural disasters, severe weather-related and other uncontrollable events; loss of key personnel; labor disputes; laws and regulations; adverse decisions in litigation or governmental investigations; and other risks described from time to time in reports and other documents Comcast files with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and involve risks and uncertainties that could cause actual events or actual results to differ materially from those expressed in any such forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise. The amount and timing of any dividends and share repurchases are subject to business, economic and other relevant factors.

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Media Contacts:

SpinCo	Comcast
Keith Cocozza, (917) 553-0380	John Demming, (215) 429-4744